As filed with the Securities and Exchange Commission on April 22, 1999.
                                                           File No. 333-_______

                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM S-8
                        REGISTRATION STATEMENT
                                 UNDER
                      THE SECURITIES ACT OF 1933

                           ACCESS POWER, INC.
          (Exact Name of Issuer as Specified in its Charter)

          Florida                                         59-3420985
(State or Other Jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                       Identification Number)

                           10033 Sawgrass Dr., W.
                       Ponte Vedra Beach, FL  32082
                              (904) 273-2980
(Address and Telephone Number of Issuer's Principal Executive Offices)

                    Management Stock Option Plans
                      (Full Title of the Plans)

                                Glenn A. Smith
                           10033 Sawgrass Dr., W.
                       Ponte Vedra Beach, FL  32082
                              (904) 273-2980
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

                                Copies to:
                         Dennis J. Stockwell, Esq.
                          KILPATRICK STOCKTON LLP
                        1100 Peachtree Street, N.E.
                        Atlanta, Georgia 30309-4530
                              (404) 815-6500

                                       Calculation of Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
                                                       Proposed Maximum          Proposed Maximum
Title of Securities            Amount to                 Offering Price              Aggregate                Amount of
to be Registered            be Registered                Per Share<F1>            Offering Price          Registration Fee
-----------------------------------------------------------------------------------------------------------------------------
Common Stock,            2,500,000 shares                $0.62                    $1,550,000                $430.90
 $.001 par value

<F1> Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act and based on the average of the high and low price per share of Access Power, Inc. Common Stock as quoted on the OTC Bulletin Board on April 21, 1999.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE


          The following documents are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

     (1)  Registrant's Form 10-KSB for the fiscal year ended December 31,
          1998.

     (2) All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities that remain unsold.


ITEM 4.   DESCRIPTION OF SECURITIES

          Holders of Common Stock are entitled to one vote per share on any issue submitted to a vote of the stockholders and do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock voting in an election of directors can elect all of the directors then standing for election, if they choose to do so. Subject to any outstanding shares of Preferred Stock, all shares of Common Stock are entitled to share equally in such dividends as the Board of Directors of the Company may, in its discretion, declare out of sources legally available therefor. Upon dissolution, liquidation, or winding up of the Company, holders of Common Stock are entitled to receive on a ratable basis, after payment or provision for payment of all debts and liabilities of the Company and any preferential amount due with respect to the outstanding shares of Preferred Stock, if any, all assets of the Company available for distribution, in cash or in kind. Holders of shares of Common Stock do not have preemptive or other subscription rights, conversion or redemption rights, or any rights to share in any sinking fund. All currently outstanding shares of Common Stock are fully paid and nonassessable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not Applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Corporation shall indemnify its officers, directors, employees and agents to the fullest extend permitted by the Certificate of Incorporation consistent with General Corporation Law of the State of Florida, as amended from time to time; and the Corporation may advance costs incurred by officers, directors, employees and agents of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, in their defenses of any civil, criminal, administrative or investigative action or proceeding asserted against one or more of them by reason of the fact of his, her, or their service or having served in such capacity or capacities at the request of the Corporation and in advance of a final disposition of such action, suite or proceeding to the fullest extent permitted by the Certificate of


Incorporation consistent with the General Corporation Law of the State of Florida, as amended from time to time, provided that the terms and conditions of such advancement of costs is approved by the Board of Directors. Nothing herein is intended to limit the Corporation's authority to indemnify its officers, directors, employees and agents or to advance funds in connection therewith, under the General Corporation Law of the State of Florida, as amended from time to time.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not Applicable.

ITEM 8.   EXHIBITS

          The exhibits included as part of this Registration Statement are as follows:

          Exhibit Number      Description
          --------------      -----------

          5 Opinion and Consent of L. Van Stillman, P.A., counsel to the Registrant

          23                  Consent of Parks, Tschopp, Whitcomb & Orr, P.A.

ITEM 9.   UNDERTAKINGS

          (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement, to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ponte Vedra Beach, State of Florida, on April 21, 1999.

                       ACCESS POWER, INC.


                       By:  /s/ Glenn A. Smith
                            Glenn A. Smith
                            Chief Executive Officer


                           POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn A. Smith and Howard Kaskel as attorneys-in-fact, having the power of substitution, for them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on April 21, 1999.


[S]                                       [S]
Glenn A. Smith                            President and Chief
Glenn A. Smith                            Executive Officer and Director
                                          (principal executive officer)

/s/ Howard Kaskel                         Chief Financial Officer
Howard Kaskel                             (principal financial and
                                          accounting officer)

/s/ Tod R. Smith                          Director
Tod R. Smith


/s/ Maurice J. Matovich                   Director
Maurice J. Matovich



                                EXHIBIT INDEX
                                      TO
                      REGISTRATION STATEMENT ON FORM S-8



Exhibit Number               Description
--------------               -----------

5 Opinion and Consent of L. Van Stillman, P.A., counsel to the Registrant

23                           Consent of Parks, Tschopp, Whitcomb & Orr, P.A.